SCHEDULE A

                           (as of May 6, 2011)

                                  FUNDS

                                                ANNUAL RATE
                                                OF AVERAGE
Series                                          DAILY NET ASSETS      EFFECTIVE DATE

First Trust ISE Global Copper Index Fund        0.70%                 December 6, 2010
First Trust ISE Global Platinum Index Fund      0.70%                 December 20, 2010
First Trust BICK Index Fund                     0.64%                 December 6, 2010
First Trust NASDAQ CEA Smartphone Index Fund    0.70%                 February 15, 2011
First Trust NASDAQ Global Auto Index Fund       0.70%                 May 6, 2011